Description

The Mexico Fund, Inc. (the “Fund”) is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund’s shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “MXF.”

Managed Distribution Plan (“MDP”)

On June 8, 2020, the Fund announced that its Board of Directors (the “Board”) decided to temporarily suspend the Fund´s MDP. Global financial markets have recovered during recent months; however, the overall economic activity remains affected by the “Covid-19” pandemic, and the Fund still maintains a significant amount of unrealized capital losses, which would result in substantial distributions from return of capital. Under this scenario, the Board considered that it is in the best interest of Fund stockholders to maintain temporarily suspended the Fund´s MDP. Nevertheless, the Board will continue to review the Fund´s MDP regularly in order to reinstate it as soon as deemed advisable by the Board. In addition, the Fund will continue to distribute to shareholders all of its net investment income and net realized capital gains, if any, at least annually, even while the Fund´s MDP remains suspended. The Fund’s Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders. You should not draw any conclusions about the Fund’s investment performance from the amount of distributions or from the terms of the Fund’s MDP.

Highlights
Total Net Assets (million)[1]	$252.07	Daily Average Number of Shares Traded[2]	19,029
NAV per share[1]	$16.80	Outstanding Shares[3]	15,005,224
Closing price[2]	$14.54	Expense Ratio (10/31/2020)	1.56%
Discount	13.45%	Portfolio Turnover (10/31/2020)	19.76%

Performance[1]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years
MXF Market Price	2.76%	6.44%	70.06%	0.63%	0.82%	0.68%
MXF NAV	1.51%	5.59%	67.50%	0.25%	0.22%	0.42%
MSCI Mexico Index	2.34%	6.72%	58.05%	-1.62%	-0.77%	-1.13%

These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

1 Source: Impulsora del Fondo México, S.C. Performance figures take into account reinvestments of distributions.
2 Source: NYSE. Shares traded figure represents average volume traded on U.S. consolidated markets during the month.
3 During April 2021, the Fund repurchased no shares.

Top Ten Holdings (64.22% of Net Assets)
1 América Móvil	12.89%	6 Cemex	5.52%
2 Grupo México	8.97%	7 Orbia Advance Corporation	4.15%
3 Wal-Mart de México	8.06%	8 Alfa	4.00%
4 Grupo Financiero Banorte	7.45%	9 Gruma	3.45%
5 Fomento Económico Mexicano	6.30%	10 Kimberly-Clark de México	3.43%
Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments
Global equity markets registered positive returns during April 2021. The MSCI World Index and the MSCI Emerging Markets Index increased 4.5% and 2.4%, respectively, during the month. The Federal Reserve maintained unchanged its target interest rate at a range of between 0.00% and 0.25% and announced that it will continue to purchase government securities. During April, the DJIA and the S&P 500 increased 2.7% and 5.2%, respectively, the interest rate on the 10-year Treasury note decreased 11 basis points to 1.63% and the U.S. dollar depreciated 2.1% (measured by the DXY Index4). In Mexico, the MSCI Mexico Index increased 2.3% and the Mexican peso appreciated 0.9% to Ps. $20.25, whereas the Fund’s NAV increased 1.5%, underperforming its benchmark during the month; however, the Fund’s NAV has outperformed its benchmark in long term periods from one to ten years shown in the performance table of the prior page.
In local news, Mexico´s preliminary GDP5 for the first quarter of 2021 reported an annual decrease of 2.9%; however, it kept its sequential recovery, increasing 0.4% relative to the fourth quarter of 2020. Despite the annual economic contraction, Moody´s affirmed Mexico´s ‘Baa1’ credit rating, mentioning two main factors: (i) the fiscal accounts have been contained as a consequence of the Government´s austere fiscal stance and, (ii) economic contraction is likely to be reversed in the medium term. Mexican-listed companies reported their financial results for the first quarter of 2021 with positive results as sales and Ebitda increased 6.5% and 20.1%, respectively, in annual terms, benefited by a recovery in global economic activity, the increase in commodity prices and costs reductions which resulted in operating margin expansion.
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The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

Important Risk Disclosure
All performance shown is historical. Closed-end funds are traded on the secondary market through one of the stock exchanges. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund’s portfolio. The NAV is the value of an entity’s assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

4 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.
5 Figures for preliminary GDP are seasonally adjusted.